Exhibit (h)(2)(e)
SUB-ADMINISTRATION AGREEMENT
     Agreement dated as of February 1, 2011 by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), SSgA Funds Management, Inc. (the “Adviser”) State Street Institutional Investment Trust (the “Trust”), solely with respect to Sections 6, 7, 8, 10 and 14 – 22 hereof.
     WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Trust, on behalf of each series thereof listed in Schedule A to this Agreement (each, a “Fund” and together, the “Funds”), has retained the Adviser to furnish certain advisory services to the Trust with respect to the Funds pursuant to an Investment Advisory Agreement;
     WHEREAS, the Trust, on behalf of each series thereof listed in Schedule A to this Agreement, has retained the Adviser to furnish certain administrative services to the Trust with respect to the Funds pursuant to an Administration Agreement (the “Administration Agreement”)
     WHEREAS, the Adviser desires to retain the Sub-Administrator to furnish certain administrative services to the Trust with respect to the Funds, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1. APPOINTMENT OF SUB-ADMINISTRATOR
     The Adviser hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Funds for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.
     In the event that the Trust establishes one or more additional Funds with respect to which the Adviser wishes to retain the Sub-Administrator to act as sub-administrator hereunder, the Adviser shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Adviser) may be modified with respect to each additional Fund in writing by the Adviser and the Sub-Administrator at the time of the addition of the Fund.

2. DELIVERY OF DOCUMENTS
     The Adviser will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:
a.	The Trust’s Declaration of Trust;

b.	The Trust’s currently effective registration statement under the 1940 Act and the Trust’s Prospectus(es) and Statement(s) of Additional Information relating to all Funds and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolutions of the Board of Trustees of the Trust (the “Board”) authorizing (1) the Adviser and the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust and/or the Adviser to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement;

e.	A copy of the investment advisory agreement between the Trust, on behalf of the Funds, and the Adviser;

f.	A copy of the distribution agreement between the Trust and its distributor; and

g.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.
3. REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR
     The Sub-Administrator represents and warrants to the Adviser that:
a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.
4. REPRESENTATIONS AND WARRANTIES OF THE ADVISER
     The Adviser represents and warrants to the Sub-Administrator that:
a.	It is a corporation, duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts.

b.	It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Adviser’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Adviser or any law or regulation applicable to it; and

f.	With respect to the Trust:
(1)	It is a business trust, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

(2)	It has the corporate power and authority under applicable laws and by its Declaration of Trust and by-laws to enter into and perform this Agreement;

(3)	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(4)	It is an investment company properly registered under the 1940 Act;

(5)	A registration statement under the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement and that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells shares of the Funds have been made;

(6)	No legal or administrative proceedings have been instituted or threatened which would materially impair the Trust’s ability to perform its duties and obligations under this Agreement;

(7)	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

(8)	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest, and it will initially offer shares of the Funds, in the authorized amounts as set forth in Schedule A to this Agreement.
5. ADMINISTRATION SERVICES
     The Sub-Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Adviser or the Trust and the review and comment by the Trust’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Adviser and the Sub-Administrator:
a.	Oversee the determination and publication of each Fund’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board;

b.	Oversee the maintenance by each Fund’s custodian of certain books and records of each Fund as required under Rule 31a-1(b) of the 1940 Act;

c.	Prepare each Fund’s federal, state and local income tax returns for review by the Trust’s independent accountants and filing by the Trust’s treasurer;

d.	Review calculation, submit for approval by officers of the Trust and arrange for payment of each Fund’s expenses;

e.	Prepare for review and approval by officers of the Trust financial information for each Fund’s semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund interest holders, and arrange for the printing and dissemination of such reports and communications to record and beneficial shareholders through The Depository Trust Company;

f.	Prepare for review by an officer of the Trust each Fund’s periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

g.	Prepare reports relating to the business and affairs of each Fund as may be mutually agreed upon and not otherwise prepared by the Fund’s investment adviser, custodian, legal counsel or independent accountants;

h.	Prepare recommendations as to each Fund’s income and capital gains available for distribution; calculate such distributions for each Fund in accordance with applicable regulations and the distribution policies set forth in the Trust’s registration statement, and assist Trust management in making final determination of distribution amounts;

i.	Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

j.	Make such reports and recommendations to the Board concerning the performance and fees of each Fund’s custodian and transfer and dividend disbursing agent (“Transfer Agent”) as the Board may reasonably request or deems appropriate;

k.	Oversee and review calculations of fees paid to each Fund’s investment adviser, custodian and Transfer Agent;

l.	Consult with the Trust’s officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of each Fund;

m.	Respond to, or refer to the Trust’s officers or the Distributor or the Transfer Agent, shareholder inquiries relating to each Fund;

n.	Provide periodic testing of portfolios to assist each Fund’s investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Trust prospectus limitations as may be mutually agreed upon;

o.	Review and provide assistance on shareholder communications;

p.	Maintain general corporate calendar;

q.	Maintain copies of the Trust’s Declaration of Trust and by-laws;

r.	File annual and semi-annual interest holder reports with the appropriate regulatory agencies; review text of “President’s letters” to interest holders and “Management’s Discussion of Trust Performance” (which shall also be subject to review by the Trust’s legal counsel);

s.	Organize, attend and prepare minutes of shareholder meetings;

t.	Provide consultation on regulatory matters relating to portfolio management, Trust operations and any potential changes in a Fund’s investment policies,

operations or structure; act as liaison to legal counsel to the Trust in respect of the Funds and, where applicable, to legal counsel to the Trust’s independent Board members;

u.	Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Funds, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

v.	Develop or assist in developing guidelines and procedures to improve overall compliance by each Fund and its various agents;

w.	Counsel and assist the Trust in the handling of routine regulatory examinations in respect of the Funds and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters in respect of the Funds;
Subject to review and comment by the Trust’s legal counsel, with respect to each Fund:
x.	Prepare and file with the SEC amendments to the Trust’s registration statement, including updating the Prospectus and Statement of Additional Information, where applicable;

y.	Prepare and file with the SEC proxy statements; provide consultation on proxy solicitation matters;

z.	Prepare agenda and background materials for Board meetings, make presentations where appropriate, prepare minutes and address follow-up on matters raised at Board meetings;

aa.	Prepare and file with the SEC Rule 24f-2 notices;

bb.	Perform Blue Sky services pursuant to the specific instructions of the Trust and as detailed in Schedule B to this Agreement; and

cc.	Implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders (with respect to each Fund), employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.
     The Sub-Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein. In addition, the Sub-Administrator shall provide such other services with respect to the Trust and the Funds as may be agreed between the Adviser and the Sub-Administrator from time to time.
6. FEES; EXPENSES; EXPENSE REIMBURSEMENT
     The Sub-Administrator shall receive from the Adviser such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties initially as set forth on Schedule C to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Adviser shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement.
     The Adviser acknowledges and agrees that the Trust and/or the Adviser, as the case may be, shall bear all ordinary operating expenses of each Fund, including ordinary legal and audit expenses. Such expenses will include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Trust’s registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Trust or Adviser directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs incidental to the preparation, printing and distribution of the Trust’s registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Trust’s tax returns, Form N-1A and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing the Trust’s net asset value. The Trust, on behalf of each Fund, agrees promptly to reimburse the Sub-Administrator for any extraordinary expenses that the Sub-Administrator may incur on such Fund’s behalf at the Trust’s or the Adviser’s request or with the Trust’s or the Adviser’s consent.
     The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Trust and the Adviser for the acts and omissions of any such person or persons as it is for its own acts and omissions.
7. INSTRUCTIONS AND ADVICE
     At any time, the Sub-Administrator may apply to any officer of the Trust or the Adviser for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be liable, and shall be indemnified by the Adviser, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust or Adviser. Nothing in this paragraph shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.
8. LIMITATION OF LIABILITY AND INDEMNIFICATION
     The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Sub-Administrator’s liability under this Agreement shall be limited to two times its total annual compensation earned and fees paid hereunder in respect of a Fund during the preceding twelve months for any liability or loss suffered by the Fund in question or the Adviser in respect of that Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling.

     The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.
     A Fund shall indemnify and hold the Sub-Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or the Adviser, in each case as they relate to that Fund, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.
     The indemnification contained herein shall survive the termination of this Agreement.
9. CONFIDENTIALITY
     The Sub-Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Trust or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Trust.
10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS
     The Trust on behalf of each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.
     In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11. SERVICES NOT EXCLUSIVE
     The services of the Sub-Administrator under this Agreement are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust or the Adviser from time to time, have no authority to act or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.
12. TERM, TERMINATION AND AMENDMENT
     The Adviser, Sub-Administrator or the Trust may terminate this Agreement at any time with respect to any Fund or Funds upon at least sixty (60) days’ prior written notice to the other party. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund. Upon termination of this Agreement, the Adviser shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.
13. NOTICES
     Any notice or other communication authorized or required by this Agreement to be given to any other party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):
     If to the Adviser:
SSgA Funds Management, Inc.
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111
Attn: Legal Department
Fax: 617-664-6273
     If to the Sub-Administrator:
State Street Bank and Trust Company
2 Avenue De Lafayette
Boston, Massachusetts 02111
Attn: Fund Administration Legal Department
Fax: 617-537-2578.

     If to the Trust:
State Street Institutional Investment Trust
4 Copley Place
Boston, MA 02116
Attn: Fund Administration Legal Department
Fax: 617-662-3805
14. NON-ASSIGNABILITY
     This Agreement shall not be assigned by any party hereto without the prior consent in writing of the other parties, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.
15. SUCCESSORS
     This Agreement shall be binding on and shall inure to the benefit of each party hereto and its respective successors and permitted assigns.
16. ENTIRE AGREEMENT
     This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.
17. WAIVER
     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.
18. SEVERABILITY
     If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
19. GOVERNING LAW
     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20. REPRODUCTION OF DOCUMENTS
     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
21. LIMITATION OF LIABILITY
     With respect to any claim by the Sub-Administrator against the Trust or a Fund, for recovery of any amounts related to a particular series and class of a Fund, whether in accordance with the express terms of this Agreement or otherwise, the Sub-Administrator will have recourse solely against the assets of that series and class to satisfy the claim and will have no recourse against the assets of any other series of the Trust or class of a series.
     The Declaration of Trust dated February 16, 2000, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name State Street Institutional Investment Trust means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.
22. RIGHTS OF A FUND
     Each Fund shall have the full right to enforce any and all provisions of this Agreement for its benefit and to proceed directly against the Sub-Administrator for any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission on the part of the Sub-Administrator to the same extent as if such Fund itself were a party to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

SSGA FUNDS MANAGEMENT, INC.
By:	/s/ James E. Ross
	Name:	James E. Ross
	Title:	Trustee and President

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Michael F. Rogers
	Name:	Michael F. Rogers
	Title:	Executive Vice President

Agreed to by State Street Institutional Investment Trust, on behalf of the Funds set out on Schedule A, solely with respect to Sections 6, 7, 8, 10 and 14 – 22 hereof

By:	/s/ James E. Ross
	Name:	James E. Ross
	Title:	Trustee and President

ADMINISTRATION AGREEMENT
SCHEDULE A
Listing of Funds

Funds	Authorized Shares
State Street Institutional Liquid Reserves Fund	Unlimited

State Street Institutional Tax Free Money Market Fund	Unlimited

State Street Institutional U.S. Government Money Market Fund	Unlimited

State Street Institutional Treasury Money Market Fund	Unlimited

State Street Institutional Treasury Plus Money Market Fund	Unlimited

ADMINISTRATION AGREEMENT
SCHEDULE B
NOTICE FILING WITH
STATE SECURITIES ADMINISTRATORS
     AT THE SPECIFIC DIRECTION OF THE TRUST OR THE ADVISER, THE SUB-ADMINISTRATOR WILL PREPARE REQUIRED DOCUMENTATION AND MAKE NOTICE FILINGS IN ACCORDANCE WITH THE SECURITIES LAWS OF EACH JURISDICTION IN WHICH TRUST SHARES ARE TO BE OFFERED OR SOLD PURSUANT TO INSTRUCTIONS GIVEN TO THE SUB-ADMINISTRATOR BY THE TRUST OR THE ADVISER.
     THE SUB-ADMINISTRATOR SHALL NOT BE RESPONSIBLE FOR THE DETERMINATION OF (I) THOSE JURISDICTIONS IN WHICH NOTICE FILINGS ARE TO BE SUBMITTED AND (II) THE NUMBER OF TRUST SHARES TO BE PERMITTED TO BE SOLD IN EACH SUCH JURISDICTION. IN THE EVENT THAT THE SUB-ADMINISTRATOR BECOMES AWARE OF (A) THE SALE OF TRUST SHARES IN A JURISDICTION IN WHICH NO NOTICE FILING HAS BEEN MADE OR (B) THE SALE OF TRUST SHARES IN EXCESS OF THE NUMBER OF TRUST SHARES PERMITTED TO BE SOLD IN SUCH JURISDICTION, THE SUB-ADMINISTRATOR SHALL REPORT SUCH INFORMATION TO THE TRUST OR THE ADVISER, AND IT SHALL NOT BE THE SUB-ADMINISTRATOR’S RESPONSIBILITY TO DETERMINE APPROPRIATE CORRECTIVE ACTION HOWEVER IT WILL FOLLOW THE INSTRUCTIONS PROVIDED BY THE ADVISER OR THE TRUST WITH RESPECT THERETO.
     The Blue Sky services shall consist of the following:
     1. Filing of Trust’s Initial Notice Filings, as directed by the Trust;
     2. Filing of Trust’s renewals and amendments as required;
     3. Filing of amendments to the Trust’s registration statement where required;
     4. Filing Trust sales reports where required;
     5. Payment at the expense of the Trust of all Trust Notice Filing fees;
     6. Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;
     7. Filing of annual reports and proxy statements where required; and

     8. The performance of such additional services as the Sub-Administrator and the Trust may agree upon in writing.
     Unless otherwise specified in writing by the Sub-Administrator, Blue Sky services by the Sub-Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Sub-Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT I
LIMITED POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, as of _____________________, that State Street Institutional Investment Trust with principal offices at _________________________________ (the “Trust”) makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Sub-Administrator”) with principal offices at ____________________________________ its lawful attorney-in-fact for it to do as if it were itself acting, the following:
1.	REGISTRATION OF TRUST SHARES. The power to register shares of each series of the Trust in each jurisdiction in which each series of Trust shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all Trust applications, including without limitation, applications to register shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, claims for exemption, or other documents and instruments now or hereafter required or appropriate in the judgment of the Sub-Administrator in connection with the registration of Trust shares.

2.	AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager, or Senior Blue Sky Administrator at the Sub-Administrator shall have authority to act on behalf of the Trust with respect to item 1 above.
     The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Sub-Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Sub-Administrator as or otherwise authorize the Sub-Administrator to act as an officer, director or employee of the Trust.
     IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

By:
Name:
Title: